EX FILING FEES

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

ENDI CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value	Other (2)	1,400,000	$3.90 (2)	$5,460,000	$0.00011020	$601.69
Total Offering Amounts					$5,460,000		$601.69
Total Fee Offsets							-
Net Fee Due							$601.69

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of ENDI Corp. (the “Registrant”) that become issuable under the Registrant’s 2022 Omnibus Equity Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act by averaging the high and low sales prices of the Registrant’s Common Stock as reported on OTCQB on January 13, 2023, which date is within five business days prior to the filing of this Registration Statement.